Exhibit 5.1

Grant Thornton LLP Suite 1600 333 Seymour Street Vancouver, BC V6B 0A4 T +1 604 687 2711 F +1 604 685 6569

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Skeena Resources Limited

We consent to the use of our report dated March 25, 2021, on the consolidated financial statements of Skeena Resources Limited, which comprise the consolidated statement of financial position as at December 31, 2020, the related consolidated statement of loss and comprehensive loss, changes in shareholders’ equity and cash flows for the year ended December 31, 2020, and the related notes, which appears in Exhibit 4.2 filed in the Registration Statement on Form F-10 of the Company.

Vancouver, Canada	/s/ Grant Thornton LLP
January 31, 2023	Chartered Professional Accountants

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